Exhibit 99.1

Opus Genetics Presents Positive Clinical Data from OPGx-BEST1 and OPGx-LCA5 Gene Therapy Programs at Retina in Rio 2026

OPGx-BEST1 showed improved retinal sensitivity in 75% of evaluable participants in the initial low-dose Cohort 1 of the Company’s Phase 1/2 clinical trial, supporting further clinical development

New BEST1 data analyses link retinal structure to visual function, enabling focus on regions most likely to respond to treatment

OPGx-LCA5 demonstrated sustained improvements in visual acuity and light sensitivity through 24 months in adults, with encouraging results in pediatric participants through six months in the Company’s Phase 1/2/3 clinical trial

Phase 3 clinical trial dosing for OPGx-LCA5 expected in the fourth quarter of 2026

RESEARCH TRIANGLE PARK, N.C. – October 15, 2026 - Opus Genetics, Inc. (Nasdaq: IRD) (“Opus Genetics” or the “Company”), a clinical-stage biopharmaceutical company developing gene therapies to restore vision and prevent blindness in patients with inherited retinal diseases (IRDs), presented clinical findings from its OPGx-BEST1 and OPGx-LCA5 gene therapy programs at Retina in Rio 2026 in Rio de Janeiro, Brazil.

The Company presented findings from the low-dose Cohort 1 of its Phase 1/2 BIRD-1 trial of OPGx-BEST1, which showed improved retinal sensitivity in three of four evaluable participants (75%). Additional analyses identified retinal structural and imaging characteristics associated with visual function and treatment response, providing insights that may help guide future clinical development. Additional findings from the ongoing Phase 1/2 trial of OPGx-BEST1 demonstrated encouraging improvements in retinal sensitivity in participants with BEST1-associated retinal diseases, along with new insights into imaging markers that may help predict treatment response.

The Company also presented findings from the Phase 1/2 clinical trial of OPGx-LCA5, which demonstrated sustained improvements in visual function among adults and children treated with OPGx-LCA5 for Leber congenital amaurosis type 5 (LCA5), a rare inherited retinal disease that causes severe vision loss beginning in childhood. In the OPGx-LCA5 Phase 1/2 study, improvements in visual acuity and light sensitivity were observed in three adult participants through 24 months and three pediatric participants through six months. Participants also reported improvements in everyday activities, including navigating independently, recognizing family members, and identifying objects and seeing colors.

“The data presented at Retina in Rio highlight meaningful progress across our gene therapy pipeline, with sustained improvements in visual function observed through 24 months in adults treated with OPGx-LCA5 and encouraging early evidence of improved retinal sensitivity in participants receiving OPGx-BEST1,” said George Magrath, M.D., Chief Executive Officer, Opus Genetics. “Importantly, these findings strengthen our understanding of how to measure treatment response in IRDs and support the continued advancement of both programs. Our OPGx-BEST1 Phase 1/2 trial has completed enrollment in the high-dose Cohort 2 with 11 participants, and with our OPGx-LCA5 Phase 3 trial progressing toward dosing initiation later this year, we remain focused on bringing potentially transformative gene therapies to patients living with rare inherited retinal diseases.”

OPGx-BEST1

Opus presented findings from the ongoing Phase 1/2 BIRD-1 trial of OPGx-BEST1, an investigational gene therapy designed to restore bestrophin-1 function in patients with IRDs caused by mutations in the BEST1 gene, including Best vitelliform macular dystrophy (BVMD) and autosomal recessive bestrophinopathy (ARB).

The presentation included results from five participants treated in the initial low-dose cohort, with follow-up ranging from three to six months. Among four participants who could complete retinal sensitivity testing, three (75%) demonstrated improvements in the treated transitional zone, an area surrounding damaged retinal tissue where light-sensitive cells remain and may be responsive to treatment. Improvements were measured using microperimetry, a test that evaluates the retina's ability to detect light at specific locations. In responding participants, increases in retinal sensitivity were also associated with reductions in intraretinal fluid characteristic of BEST1-associated disease.

Additional analyses examined the relationship between retinal structure and function, suggesting that measurements obtained through optical coherence tomography (OCT) and other imaging techniques may help identify retinal regions most likely to respond to treatment. The presentation also highlighted natural history findings demonstrating that retinal sensitivity declines most noticeably in the transitional zone surrounding damaged tissue, even when measurements across the entire retina appear relatively stable.

Together, these findings are informing future clinical development of OPGx-BEST1, including more targeted retinal sensitivity assessments and imaging approaches designed to improve the measurement of treatment response.

OPGx-LCA5

Rodrigo Jorge, M.D., of Ribeirão Preto Medical School at the University of São Paulo, presented findings from the ongoing Phase 1/2/3 trial of OPGx-LCA5, an investigational gene therapy designed to restore production of lebercilin, a protein essential for normal retinal function. The presentation included data from six participants treated at the low dose of 1E10 vector genomes per eye, including three adults and three adolescents. Adults demonstrated sustained improvements in visual acuity through 24 months, while pediatric participants demonstrated restoration of cone-mediated vision with sensitivity improvements reaching normal ranges through six months. Both groups also demonstrated improved light sensitivity, as measured by full-field stimulus testing (FST), compared with their untreated eyes.

Additional retinal imaging using microperimetry showed increased retinal sensitivity and movement of visual fixation toward the central retina, which is responsible for sharp, detailed vision. Participants also reported meaningful improvements in everyday activities, including recognizing family members, navigating independently without a cane, identifying objects and participating in activities that had previously been difficult because of severe vision loss.

Based on the encouraging Phase 1/2 findings, Opus advanced OPGx-LCA5 into Phase 3 development using the low dose without requiring further dose escalation. The Phase 3 clinical trial’s natural history and treatment cohorts are fully enrolled, with dosing initiation expected in the fourth quarter of 2026. The clinical trial’s primary efficacy endpoint will assess improvements in retinal sensitivity across 16 central retinal test locations.

OPGx-LCA5 is an investigational adeno-associated virus serotype 8 (AAV8)-based gene therapy designed to deliver a functional copy of the LCA5 gene to retinal photoreceptors. Mutations in LCA5 disrupt production of lebercilin, a protein critical for normal retinal function, resulting in severe visual impairment beginning early in life.

The full presentations and a video recording of the BEST1 slides will be available on the Opus Genetics website in the Publications and Presentations section.

Forward-Looking Statements

This press release contains certain statements that are not statements of historical fact and are forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “aim,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “would” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Such statements include, but are not limited to, statements related to the Company’s continued clinical development, clinical results, preclinical data, and future plans for OPGx-BEST1 and OPGx-LCA5, including the anticipated timing of dosing initiation for the Company’s Phase 3 clinical trial of OPGx-LCA5; the Company’s ability to use insights from Cohort 1 of the Phase 1/2 OPGx-BEST1 clinical trial to help guide future clinical development and predict treatment response; the Company’s expectations regarding the clinical and therapeutic potential of OPGx-BEST1 and OPGx-LCA5, including with respect to the ability of OPGx-BEST1 to improve retinal sensitivity and the ability of OPGx-LCA5 to enable sustained improvements in visual function; the Company’s participant-selection, treatment response assessment and development strategy for subsequent clinical trials of OPGx-BEST1 and OPGx-LCA5; the Company’s expectations regarding the design of, and potential endpoints for, current and future clinical trials of OPGx-BEST1 and OPGx-LCA5; and the Company’s expectations regarding its business prospects and results of operations. The OPGx-BEST1 and OPGx-LCA5 trials referenced in this press release are ongoing, and the data described are interim, subject to change, and based on data available as of a specified date. As participant monitoring and enrollment in these trials continue and additional follow-up data is obtained, the reported data and other clinical outcomes may change materially. There can be no assurance that the initial results will be predictive of final clinical trial results or that additional data will confirm or support these observations. The forward-looking statements contained herein are subject to certain risks and uncertainties posed by many factors and events that could cause the Company’s actual business, prospects and results of operations to differ materially from those anticipated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those described under the heading “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2025, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and in the Company’s other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that might subsequently arise.

About Opus Genetics

Opus Genetics is a clinical-stage biopharmaceutical company developing gene therapies to restore vision and prevent blindness in patients with inherited retinal diseases (IRDs). The Company is developing durable, one-time treatments designed to address the underlying genetic causes of severe retinal disorders. The Company’s pipeline includes seven AAV-based programs, led by OPGx-LCA5 for LCA5-related mutations and OPGx-BEST1 for BEST1-related retinal degeneration, with additional candidates targeting RDH12, MERTK, RHO, CNGB1 and NMNAT1. The Company is based in Research Triangle Park, NC. For more information, visit www.opusgtx.com.

Contacts:

Investors
Jenny Kobin
Remy Bernarda
IR Advisory Solutions
ir@opusgtx.com

Media
Kimberly Ha
KKH Advisors
917-291-5744
kimberly.ha@kkhadvisors.com

Source: Opus Genetics, Inc.